Exhibit 10.16

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 21, 2021, is made by and between Seven Oaks Acquisition Corporation (the “Company”), and Alison Weick (“Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date (as defined below).

WHEREAS, the Company has entered into a Plan of Merger by and among the Company, Giddy, Inc. and such other parties set forth therein, dated June 13, 2021 and intends to effectuate the transactions contemplated thereby (the “Transaction”);

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will continue to be available to the Company following the closing of the Transaction (the date on which such closing occurs, the “Closing Date”) and that the confidential information and goodwill of the Company will be preserved for its exclusive benefit; and

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms and conditions set forth in this Agreement, subject to, contingent and effective upon the Closing Date of the Transaction (the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.                   Retention and Duties.

(a)                The Company hereby engages and employs Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b)               During the Period of Employment, Executive shall serve as President, E-Commerce of the Company and shall have the powers, authorities and duties customarily vested in such office in the industry of the Company, as reasonably determined by the board of directors of the Company (the “Board”) from time to time. Executive shall report directly to the Chief Executive Officer of the Company during the Period of Employment. This position will be based in New York, New York and Executive may be required to travel in fulfillment of Executive’s duties and responsibilities hereunder.

(c)                During the Period of Employment, Executive shall (i) devote all of Executive’s business time, energy and skill to the performance of Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of Executive’s abilities, and (iii) hold no other employment; provided that the foregoing shall not prevent Executive from participating in such charitable, civic, educational, professional, community or industry affairs as disclosed to and approved in writing by the Board so long as such activities do not, either individually or in the aggregate, interfere or conflict with Executive’s duties hereunder or result in a breach of any restrictive covenant obligation of Executive. Executive agrees to use best efforts to perform Executive’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives.

(d)               Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein.

2.                   Period of Employment. The “Period of Employment” shall be the period commencing on the Effective Date and ending at the close of business on the day before the second (2nd) anniversary of the Effective Date, unless Executive’s employment with the Company terminates earlier pursuant to Section 5. The Period of Employment shall be extended automatically on each anniversary of the Effective Date (each such anniversary, a “Renewal Date”) by successive one (1) year periods unless the Company or Executive provides the other written notice of an intention to terminate the Agreement at least ninety (90) days prior to such Renewal Date. The term “Period of Employment” shall include any such automatic one (1) year extensions. The Period of Employment may be modified only by a written agreement between the parties and in such case, the term “Period of Employment” shall be deemed to mean the Period of Employment as so modified. Notwithstanding anything to the contrary in the foregoing, Executive’s employment with the Company shall be “at will.” For the avoidance of doubt, this Agreement shall be deemed null and void and the terms herein shall have no further force or effect if the closing of the Transaction fails to occur.

3.                   Compensation and Reimbursement of Expenses.

(a)                Base Salary. Executive’s annual base salary for the Period of Employment shall be at least $330,000.00 as may be adjusted from time to time, the “Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to all applicable taxes and withholdings. The Base Salary shall be subject to review for increase on an annual basis, and shall not be subject to decrease (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%). The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 6 of this Agreement.

(b)               Annual Cash Bonus. Executive shall receive an annual cash bonus for each completed calendar year of employment with a target annual opportunity of 50% (fifty percent) of Base Salary, subject to applicable withholdings, with 75% of the bonus based on Company performance objectives, which shall be determined by the Board each year based on financial metrics consistent with the annual budget approved by the Board (with half of such metrics based on budget gross profit achievement and half based on EBITDA achievement), and 25% of the bonus based individual performance objectives, which shall be established by the Executive and approved by the Board (the “Annual Bonus”). The Annual Bonus shall be determined on a sliding scale with the minimum Annual Bonus payable at 33% of Base Salary payable if 90% of the overall performance metrics are achieved, the target bonus of 50% of Base Salary payable if 100% of the overall performance metrics are achieved, and the maximum Annual Bonus of 150% of Base Salary payable if 125% of the overall performance metrics are achieved), subject to applicable withholdings. The Annual Bonus amount payable will be subject to straight-line interpolation between 90% of the overall performance metrics achieved and 100% of the overall performance metrics achieved and between 100% of the overall performance metrics achieved and 125% of the overall performance metrics achieved. The determination of the amount of the Annual Bonus to be paid and the achievement of the applicable Company and individual performance metrics shall be determined by the Board in good faith. Except as otherwise provided in this Agreement, the Annual Bonus shall be subject to Executive’s continuous employment through the payment date and shall be payable in the first payroll period following the completion of the Company’s audited financials related to the performance year, which in no event shall be later than December 31st of the year following the year to which such Annual Bonus relates.

(c)                Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses incurred during the Period of Employment, subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

(d)               Long-Term Incentive Plan. The Company will establish a long-term incentive plan (“LTIP”) for the Executive applicable for three years (the “LTIP Period”) under which restricted stock units (RSUs) covering 550,000 shares of common stock of the Company will be granted subject to the following time-based or performance-based vesting conditions, which shall be enumerated in the LTIP plan document and an underlying award agreement:

(i)                 210,000 RSUs shall vest as follows: (i) 1/3 shall vest on the first anniversary of the LTIP effective date, subject to Executive’s continuous employment through such date; (ii) an additional 1/3 shall vest on the second anniversary of the LTIP effective date, subject to Executive’s continuous employment through such date; and (iii) the last 1/3 shall vest on the third anniversary of the LTIP effective date, subject to Executive’s continuous employment through such date (collectively, the “Time-Based RSUs”).

(ii)               The remaining RSUs must satisfy the following performance-based vesting conditions to vest:

(A)	42,500 RSUs will vest if the Gross Profit Target during the LTIP Period is 85% achieved, as determined on a cumulative basis;

(B)	An additional 42,500 RSUs will vest if at any time during the LTIP Period the common stock of the Company is trading above $12.00 for 20 trading days of any consecutive 30-day trading day period ((A) and (B) the “Below Target Plan RSUs”);

(C)	An additional 51,000 RSUs will vest if the Gross Profit Target during the LTIP Period is 100% achieved, as determined on a cumulative basis;

(D)	An additional 51,000 RSUs will vest if at any time during the LTIP Period the common stock of the Company is trading above $15.00 for 20 trading days of any consecutive 30-day trading day period ((C) and (D) the “On Target Plan RSUs”);

(E)	An additional 76,500 RSUs will vest if during the last year of the LTIP Period the Gross Profit Target is 115% achieved; and

(F)	An additional 76,500 RSUs will vest if at any time during the LTIP Period the common stock of the Company is trading above $18.00 for 20 trading days of any consecutive 30-day trading day period ((E) and (F) the “Upside Plan RSUs”).

(iii)	In addition, in the event of a Change in Control during the LTIP Period and subject to the Executive’s continued employment through the Change in Control and for a period of twelve (12) months thereafter (such period following the Change in Control hereinafter referred to as the period of “Transition Support”), Executive shall vest:

(A)	In the Below Target Plan RSUs if the net sale price upon such Change in Control is at least $12.00 per share;

(B)	In the Below Target Plan RSUs and the On Target Plan RSUs if the net sale price upon such Change in Control is at least $15.00 per share; and

(C)	In the Below Target Plan RSUs, On Target Plan RSUs, and the Upside Plan RSUs, if the net sale price upon such Change in Control is at least $18.00 per share.

(D)	Any unvested Time-Based RSUs shall not accelerate upon a Change in Control and will remain subject to the vesting schedule described above. In the event of a Change in Control, if the performance metrics described above are not achieved, the Below Target Plan RSUs, On Target Plan RSUs, and/or Upside Plan RSUs, as applicable, shall be forfeited and cancelled.

4.                   Executive Benefits.

(a)                Company Executive Benefit Plans. During the Period of Employment, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s similarly situated employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice; provided that, the Company shall use commercially reasonable efforts to ensure that any replacement health insurance coverage is substantially similar to the health insurance coverage provided to Executive as of the Effective Date.

(b)               Vacation and Other Leave. During the Period of Employment, Executive shall be eligible to receive paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time. Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Company.

5.                   Termination of Employment.

(a)                Termination by the Company; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined in Section 5(e)(ii)), without Cause or due to Executive’s Disability (as defined in Section 5(e)(iii)). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b)               Termination by Executive. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive for any reason at any time with no less than thirty (30) days’ advance written notice to the Company. Upon Executive’s resignation, Executive shall cooperate as reasonably requested by the Chief Executive Officer to effectuate an orderly transition.

(c)                Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i)                 The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined in Section 5(e)(i)) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as may be required by applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans.

(ii)               If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause, a non-renewal of this Agreement by the Company, or Executive’s resignation for Good Reason, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non-revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be entitled to receive (A) 12 (twelve) months of Base Salary (at the rate in effect immediately prior to the Separation Date, or if the termination is as a result of Good Reason triggered based on a material reduction in Executive’s Base Salary under Section 5(e)(v) hereof, the Base Salary in effect prior to the reduction), payable in substantially equal installments on each of the Company’s regular payroll payment dates during the 12 (twelve) months following the Separation Date and subject to all applicable taxes and withholdings; (B) any earned and unpaid Annual Bonus related to the performance year prior to the year in which such termination or resignation occurs, less applicable taxes and withholdings and payable when annual bonuses are paid to all other employees; and (C) eligibility for continued vesting in the then-outstanding performance-based RSUs in accordance with Section 5(c)(v) hereof, as applicable ((A) through (C) herein, (the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release. Notwithstanding anything herein to the contrary, if any Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A of the Code (as defined in Section 5(e)(vi)) and the period to consider the General Release and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(iii)             Notwithstanding Section 5(c)(ii) above, if Executive breaches Executive’s obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Payments.

(iv)              If during the LTIP Period Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within six months prior to a Change in Control or within the twelve (12) months following a Change in Control, then Executive shall vest:

(A)	50% fifty percent) in all unvested Time-Based RSUs;

(B)	In the Below Target Plan RSUs if the net sale price upon such Change in Control is at least $12.00 per share;

(C)	In the Below Target Plan RSUs and the On Target Plan RSUs if the net sale price upon such Change in Control is at least $15.00 per share; and

(D)	In the Below Target Plan RSUs, On Target Plan RSUs, and the Upside Plan RSUs, if the net sale price upon such Change in Control is at least $18.00 per share.

(E)	In the event of a Change in Control, if the performance metrics described above are not achieved, the Below Target Plan RSUs, On Target Plan RSUs, and/or Upside Plan RSUs, as applicable, shall be forfeited and cancelled.

(d)               Release; Exclusive Remedy; Cooperation Upon Termination.

(i)                 This Section 5(d) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 5(c)(ii), Executive shall provide the Company with a valid, executed General Release in the form substantially attached hereto as Exhibit A which shall not contain any more onerous restrictive covenants than those contained herein, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive will forfeit all rights to the payments and benefits set forth in Section 5(c)(ii) hereof.

(e)                Certain Defined Terms. As used in this Agreement:

(i)                 “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with the Company’s vacation policy then in effect or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Section 3(c) for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii)               “Cause” means (A) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (B) Executive’s commission of fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (C) Executive’s material and persistent failure to perform Executive’s lawful duties or responsibilities for the Company Group (other than by reason of Disability); (D) Executive’s refusal to comply with any lawful policy of the Company or reasonable directive of the Board or its designee; (E) Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company Group; (F) Executive’s breach of any fiduciary duty owed to the Company Group; (G) Executive’s violation of any securities laws; (H) Executive’s material violation or breach of any restrictive covenant or any material term of this Agreement; or (I) Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company Group or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company Group. Notwithstanding the foregoing, no Cause shall exist unless (1) the Company has provided the Executive written notice detailing the event constituting Cause within 60 days of the Company obtaining knowledge of such event, and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within 30 days of the receipt of such notice; and (2) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board.

(iii)             “Change in Control” shall have the meaning as defined in the LTIP.

(iv)              “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for ninety (90) days (whether or not continuous) during any period of one-hundred eighty (180) consecutive days, as determined in writing and in good faith by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree to a qualified independent physician, each shall appoint such physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing.

(v)                “Good Reason” means the occurrence of any of the following events without Executive's written consent, provided that Executive provides written notice to the Company of such event constituting Good Reason within 60 days of the occurrence and the Company does not cure such event within 30 days of the receipt of such notice from Executive: (A) a material reduction in Executive's Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%) or material reduction in Executive’s target Annual Bonus opportunity (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%), (B) a material diminution in Executive’s duties, authorities and responsibilities, which shall not include any reorganization of the business where Executive continues as President E-Commerce and reports directly to the Chief Executive Officer; or (C) a relocation of Executive's principal place of employment by more than fifty (50) miles; provided that, any severance payable to Executive hereunder shall be delayed until Executive completes the Transition Support, as determined by the Company, following a Change in Control if Executive’s base salary, target annual bonus opportunity, and employee benefits are substantially similar following such Change in Control and through such period of Transition Support.

(vi)              “Gross Profit Target” shall be defined by the Board in the LTIP (as determined by the Board based on the Board approved financial plan for each fiscal year commencing with fiscal year 2022).

(vii)            “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(f)                 Officer/Board/Committee Resignations. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions (including, but not limited to, any officer, board and/or director positions or positions as a fiduciary of any of the employee benefit plans of the Company Group that Executive, immediately prior to such termination, (i) held within the Company Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Group. If, for any reason, this Section 5(f) is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary to effectuate such resignations.

(g)                Section 409A.

(i)                 It is the intention of the parties that Executive’s performance of the services under this Agreement and payments to Executive hereunder shall not implicate Section 409A. In the event that Executive’s performance of the services or any payment due to the Executive hereunder would subject Executive to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under the Agreement. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)               If at the time of the Executive’s termination of employment, the Executive is a “specified employee,” under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A; (B) benefits which qualify as excepted welfare benefits pursuant to Section 409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii)             Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to Executive, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv)              For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.                   Restrictive Covenants.

(a)                Non-Disclosure and Non-Use of Confidential Information.

(i)                 Executive agrees that during the Period of Employment and thereafter, the Executive shall not, and shall cause his affiliates and representatives not to, disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), except (i) to the Executive’s legal, financial, tax or accounting advisors, or (ii) as compelled by law, any Confidential Information (as defined below) for any reason or purpose whatsoever, and the Executive shall not, and shall cause Executive’s affiliates or representatives not to, make use of any of the Confidential Information for their own purposes or for the benefit of any Person except any Company Group Member. In the event that Executive or any of Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information, the Executive shall promptly provide written notice to the Company of the request or requirement so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive or any of the Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information to any tribunal, the Executive or the Executive’s affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided, that the Executive or the Executive’s affiliates, as applicable, shall use commercially reasonable efforts to obtain, at the request and sole expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(ii)               For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential or proprietary nature concerning the business or affairs of the Company Group; provided however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive or any of the Executive’s affiliates to the receiving party in violation of this Agreement, (ii) becomes available to the Executive or any of the Executive’s affiliates on a non-confidential basis from a source other than any Company Group Member, so long as such source is not known by the Executive to be bound by a confidentiality agreement with any of the foregoing prohibiting such disclosure, or (iii) Executive’s personal contacts that are not associated with the Company’s business, whether in electronic or paper form (e.g., rolodex, outlook contacts, calendar, etc.).

(iii)             For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

(iv)              Notwithstanding anything in this Section 6(a) or elsewhere in this Agreement to the contrary, Executive understands that Executive may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may, pursuant to the DTSA, disclose Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b)               Intellectual Property Rights.

(i)                 Executive hereby assigns, transfers, and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)               For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual business, operations, research and development, or existing or future products or services of the Company Group and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name, and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit B hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit B are not related in any way to the Company Group, except as stated therein.

(c)                Non-Competition. During the Period of Employment and for 12 (twelve) months following the termination thereof for any reason, whether or not Executive is entitled to severance, Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity) own, manage, control, participate in, consult with, become employed by, render services to or otherwise engage in any business in the United States or any other jurisdiction that is competitive with the business of Boxed as it is conducted or planned to be conducted as of Executive’s termination or resignation from employment; provided that, nothing herein shall prevent Executive from becoming a passive owner of not more than two percent (2.0%) of the outstanding stock of any class of an entity which is publicly traded, so long as Executive has no active participation or involvement in the business of such entity. The period of the post-termination restriction set forth herein shall be reduced by any period of Transition Support that Executive provides following a Change in Control, for a maximum reduction to the post-termination restricted period set forth herein of up to twelve (12) months.

(d)               Non-Solicitation and Non-Interference. During the Period of Employment and for 12 (twelve) months following the termination thereof for any reason, whether or not Executive is entitled to severance, Executive will not, and will cause Executive’s affiliates not to, directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or any other manner or capacity): (i) solicit, induce, recruit or encourage any employees of, or consultants or independent contractors to, any Company Group Member to terminate their relationship with such Company Group Member, or take away or hire such employees, consultants or independent contractors; (ii) solicit or intentionally interfere with, subvert, disrupt or alter the relationship, contractual or otherwise, between any Company Group Member and any client, customer, vendor, supplier, licensor or licensee of any Company Group Member, or any prospective client, customer, producer, contractor, vendor, supplier, licensor or licensee of any Company Group Member; or (iii) intentionally divert the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by Company Group) of any of the clients, customers or accounts of any Company Group Member, or any prospective clients, customers, or accounts of any Company Group Member; or (iv) attempt to do any of the foregoing, either for the Executive’s own purposes or for any other Person.

(e)                Non-Disparagement. Executive shall not make any negative external statements or communications about any Company Group Member or any of their respective direct or indirect equity holders, directors, managers, officers or employees. The Company shall direct the members of the Board and other Executives not to make any negative external statements or communications about Executive, provided that nothing herein shall limit the Company or members of the Board from providing truthful feedback regarding Executive’s performance of his duties and responsibilities hereunder. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

7.                   Acknowledgment and Enforcement of Covenants.

(a)                Acknowledgment. Executive acknowledges that Executive has become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other Confidential Information concerning the Company Group Members and their respective predecessors, successors, customers, and suppliers, and that Executive’s services are of special, unique, and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, goodwill, stable workforce, and customer relations.

(b)               Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that Executive is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that Executive is fully aware of Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope, and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company Group currently conducts business within the United States, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company Group, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills, and ability), Executive does not believe would prevent Executive from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

(c)                Enforcement. Executive acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of the Restrictive Covenants and that the Company or any of its successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the Restrictive Covenants (including the extension of the restricted periods set forth in Section 6 by a period equal to the length of any legal proceeding, arbitration, or other action necessary to stop such violation), provided, that Executive is found to have been in violation of the Restrictive Covenants by a court of competent jurisdiction. Any injunction shall be available without the posting of any bond or other security. In the event of a breach or violation by Executive of any Restrictive Covenant, the restricted period will be tolled for the Executive until such breach or violation is resolved; provided, that if Executive is found to have not violated the Restrictive Covenants, then the restricted period will not be deemed to have been tolled.

(d)               Severability. If, at the time of enforcement of the Restrictive Covenants, a court or arbitrator holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. Executive covenants and agrees that Executive will not seek to challenge the enforceability of the Restrictive Covenants against any Company Group Member, nor will Executive assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Executive.

8.                   Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9.                   Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10.               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.               Consent to Jurisdiction. All judicial proceedings brought against any party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the Southern District of the State of New York or the federal courts located in the Southern district of the State of New York. By executing this Agreement, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; (c) agrees that service of all process in any such proceeding in any such court may be made by nationally recognized overnight courier or by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 18; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (e) agrees that the parties retain the right to serve process in any other manner permitted by law but shall not have any right to bring proceedings against the other party in the courts of any other jurisdiction; and (f) agrees that the provisions of this Section 11 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

12.               Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13.               Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.               Indemnification. The Company shall indemnify Executive in accordance with applicable law and to the extent set forth in the Company’s by-laws and certificate of incorporation and the governing documents of any applicable Company Group Members. Executive shall also be entitled to coverage under a director and officer liability policy at a level no less favorable than that made available to other similarly situated employees of the Company or its affiliates.

15.               Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any existing employment agreement, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof, excluding any restrictive covenant agreement by and between Executive and any Company Group Member. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

16.               Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17.               Successors and Assigns. This Agreement cannot be assigned by the Company without the prior written consent of Executive, other than (a) an assignment to an affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally or (b) automatically or by assignment in connection with a transaction to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, or to all or substantially of the business or assets of a portion of the Company which includes Executive, and shall be binding and inure to the benefit of the Company, its successors and any permitted assigns. No right, obligation or duty or duty of this Agreement may be assigned by Executive without the prior written consent of the Company; provided, however, that it shall inure to the benefit of Executive’s heirs, estates, and executors.

18.               Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier or email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Seven Oaks Acquisition Corp.

445 Park Avenue

17th Floor

New York, NY 10022

Attention: Gary Matthews

Email: gary@sevenoaksacquisition.com

Boxed LLC

451 Broadway, Floor 2

New York, NY 10013

Attention: Chieh Huang

Email: Chieh@boxed.com

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 W. Wacker Drive
Chicago, IL 60601-9703

Attention: Jason Osborn
Email: josborn@winston.com

If to Executive, to the address most recently on file in the payroll records of the Company.

19.               Section 280G. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Code without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s Total After-Tax Payments.  The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a nationally recognized accounting firm after considering in good faith all available exemptions, including a fair valuation of reasonable compensation for services rendered by Executive and a fair valuation for any post-employment covenants.

20.               Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

Execution Copy

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY”

Seven Oaks Acquisition Corp.

By:	/s/ Gary Matthews
Name:	Gary Matthews
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Alison Weick
Alison Weick

EXHIBIT A

FORM OF AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (this “Agreement and General Release”) is made and entered into on _____________, 20__ by and between Alison Weick (“Executive”) and Seven Oaks Acquisition Corp. (“Employer”).

WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement and General Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.	In consideration for Executive’s promises, covenants and agreements in this Agreement and General Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 5(c)(ii) of the employment agreement between Executive and Employer dated _________, 2021, as amended (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for Executive’s promises, covenants and agreements in this Agreement and General Release.

2.	The parties agree that the payments described in Section 1 of this Agreement and General Release are in full, final and complete settlement of all claims Executive may have against Employer, its respective past and present subsidiaries and affiliates, and their respective officers, directors, owners, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing, each in their capacity as such (collectively, the “Releasees”) arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. For the avoidance of doubt, other than pursuant to Section 5(c)(i) of the Employment Agreement, this Agreement and General Release provides for the sole and exclusive benefits for which Executive is eligible as a result of Executive’s termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.

3.	Nothing in this Agreement and General Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

4.	To the extent permitted by applicable law, Executive agrees that Executive will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case Executive agrees to notify Employer as soon as reasonably practical of Executive’s receipt of such subpoena so that Employer has the opportunity to contest the same. Executive further represents that Executive has reported to Employer in writing any and all work-related injuries that Executive has suffered or sustained during Executive’s employment with Employer or its affiliates.

5.	Executive represents that Executive has not filed any complaints or charges against Employer or any of its affiliates with the Equal Employment Opportunity Commission (“EEOC”), or with any other federal, state or local agency or court, and covenants that Executive will not seek to recover on any claim released in this Agreement and General Release.

6.	Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that Executive is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment, to the maximum extent permitted by law.

7.	Nothing in this Agreement and General Release shall be construed to: (a) waive any rights or claims of Executive that arise after Executive signs this Agreement and General Release; (b) waive any rights or claims of Executive arising after the date of this Agreement including to enforce the terms of this Agreement and General Release; (c) waive any claim for ERISA, worker’s compensation or unemployment benefits (the application for which the Company shall not dispute); (d) waive any rights or claims for the provision of accrued benefits conferred to Executive or Executive’s beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; (e) limit Executive’s ability to file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (f) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; (h) release claims challenging the validity of this Agreement under the ADEA; (g) release the Releasees or any of them from any claim that by law cannot be waived or released; (h) release or reduce any existing rights that Executive may have, if any, to indemnification pursuant to the Employer’s or an affiliate’s governing documents and/or any directors’ and officers’ insurance policy of the Employer for acts committed during the course of Executive’s employment; or (i) waive any rights of Executive with respect to vested equity. Executive expressly waives and agrees to waive (i) any right to recover monetary damages for personal injuries for claims released herein in any charge, complaint or lawsuit filed by Executive or anyone else on behalf of Executive for any released claims and (ii) any right to receive any monetary relief from any action brought by Executive or on Executive’s behalf pursuant to the Federal False Claims Act, 31 U.S. Code § 3729, any federal law with a qui tam recovery provision, or any similar state law. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

8.	Executive acknowledges that (a) Executive has been given at least twenty-one (21)[1] calendar days to consider this Agreement and General Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (b) Executive has seven (7) calendar days from the date Executive executes this Agreement and General Release in which to revoke it; and (c) this Agreement and General Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NAME/TITLE AND ADDRESS], by midnight on or before the seventh calendar day after Executive signs this Agreement and General Release.

9.	Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement and General Release. Executive hereby acknowledges that Executive understands the significance of this Agreement and General Release, and represents that the terms of this Agreement and General Release are fully understood and voluntarily accepted by Executive.

10.	Executive agrees that Executive will treat the existence and terms of this Agreement and General Release as confidential and will not discuss this Agreement and General Release, its terms or the circumstances surrounding Executive’s separation from service with Employer or its affiliates with anyone other than: (a) Executive’s counsel or tax or financial advisor as necessary to secure their professional advice, (b) Executive’s spouse or (c) as may be required by law.

11.	In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during Executive’s employment with Employer or any affiliate, to the extent permitted by applicable law Executive agrees to reasonably cooperate with Employer and its affiliates by voluntarily providing truthful and full information as reasonably necessary for Employer and its affiliates to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

12.	This Agreement and General Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

13.	This Agreement and General Release (and, to the extent explicitly provided herein, the Employment Agreement) set forth the entire agreement between Executive and Employer, and fully supersede any and all prior agreements or understandings between them regarding their subject matter; provided, however, that nothing in this Agreement and General Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non-competition, non-solicitation, confidentiality or intellectual property agreements that have been signed by Executive where such agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Section 6 of the Employment Agreement. This Agreement and General Release may only be modified by written agreement signed by both parties.

1 Change to forty-five (45) days in the case of a group termination under the ADEA.

14.	The Employer and Executive agree that in the event any provision of this Agreement and General Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and General Release and the remainder of this Agreement and General Release shall remain in full force and effect.

15.	This Agreement and General Release will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

16.	All judicial proceedings brought against any party arising out of or relating to this Agreement and General Release, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the Southern District of the State of New York or the federal courts located in the Southern District of the State of New York. By executing this Agreement and General Release, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; and (c) agrees that the provisions of this Section 16 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law.

17.	Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement and General Release.

18.	The language of all parts of this Agreement and General Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS
AGREEMENT AND GENERAL RELEASE INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

Seven Oaks Acquisition Corp.

By:
Name:
Title:

“EXECUTIVE”

Alison Weick

Date:

EXHIBIT B

EXCLUDED FROM WORK PRODUCT

I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:	Date:

B-1